                                                                   EXHIBIT 12.1


         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                         Six months                                December 31,
                                          June 30,       -----------------------------------------------------------------
                                            1999            1998           1997          1996          1995          1994
                                        ------------     --------       --------      --------      --------      --------
                                                                             (in thousands)
Income (loss) before income taxes...     $ (10,431)      $   (232)      $ 35,108      $  2,017      $  2,414      $  4,813
Fixed charges:
  Interest expense..................         2,026          4,471          1,045         1,612         1,065           366
  Rents under leases(1)
    representative of an
    interest factor.................           317          1,419          1,650           594           344           262
                                          --------       --------       --------      --------      --------      --------
Total fixed charges.................      $  2,343       $  5,890       $  2,695      $  2,206      $  1,409      $    628
                                          ========       ========       ========      ========      ========      ========
Income (loss) before income taxes
  plus fixed charges................      $ (8,088)      $  5,658       $ 37,803      $  4,223      $  3,823      $  5,441
                                          ========       ========       ========      ========      ========      ========
Ratio of earnings to fixed
   charges .........................            (2)         .96:1        14.03:1        1.91:1        2.71:1        8.66:1
                                          ========       ========       ========      ========      ========      ========

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(1) Management of Patterson Energy, Inc. believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.

(2) There was a deficiency of $10.4 million in the ratio of earnings to fixed charges for the six months ended June 30, 1999.